Exhibit 8.1

November 13, 2023

Eastern Bankshares, Inc.

265 Franklin Street

Boston, MA 02110

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of Eastern Bankshares, Inc., a Massachusetts corporation (“Eastern”), including the Joint Proxy Statement/Prospectus forming a part thereof, relating to the proposed transaction between Eastern and Cambridge Bancorp, a Massachusetts corporation.

We have participated in the preparation of the discussion set forth in the section titled “Material U.S. Federal Income Tax Consequences of the Merger and the Holdco Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

NUTTER, McCLENNEN & FISH, LLP